EXHIBIT 10.1
Time Based RSUs
Dorrit J. Bern

CHARMING SHOPPES, INC.

2004 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

Agreement (the “Agreement”), dated as of April 1, 2008 (the “Grant Date”), between CHARMING SHOPPES, INC. (the “Company”) and DORRIT J. BERN (the “Executive”).

WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer, and is a member of the Board of Directors of the Company where she currently serves as Chairman of the Board;

WHEREAS, the Company recognizes that the Executive’s contribution has been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of December 31, 2007, as amended (the “Employment Agreement”), which provides for the grant of restricted stock units to reward the Executive for her contributions to the Company.

NOW THEREFORE, it is agreed as follows:

1.	Grant of Restricted Stock Units; Consideration; Executive Acknowledgments.

The Company hereby confirms the grant, under the Company’s 2004 Stock Award and Incentive Plan (the “Plan”), of _______ Restricted Stock Units on the Grant Date.  The Restricted Stock Units are subject to the terms and conditions of the Plan, the Charming Shoppes Variable Deferred Compensation Plan (the “Deferred Compensation Plan”) and this Agreement.  Executive is required to pay no cash consideration for the grant of the Restricted Stock Units, but performance of services prior to the expiration of the risk of forfeiture relating to the Restricted Stock Units and otherwise during her employment, and her agreement to abide by the terms set forth in the Plan, this Agreement, and any Rules and Regulations under the Plan, shall be deemed to be consideration for this grant of Restricted Stock Units.  Executive acknowledges and agrees that (i) the Restricted Stock Units are nontransferable as provided in Section 3(e) hereof and in the Plan (ii) the Restricted Stock Units are subject to forfeiture in the event of Executive’s termination of employment in certain circumstances, as specified in and under Section 3 hereof, and (iii) sales of shares of the Company’s common stock, par value $0.10 per share (“Shares”), following the lapse of restrictions and settlement of the Restricted Stock Units, will be subject to the Company’s policies regulating trading by employees, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted.

2.	Incorporation of Plan and Deferred Compensation Plan by Reference.

The Restricted Stock Units have been granted to Executive under the Plan.  All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement.  Capitalized terms used in this Agreement but not defined herein or noted to be defined in the Employment Agreement shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  In addition, the terms of the deferral of settlement of the Restricted Stock Units are governed by the Deferred Compensation Plan, a copy of which previously has been provided to Executive, which terms are also incorporated herein by reference.  Executive hereby accepts the grant of Restricted Stock Units, acknowledges receipt of a copy of the Plan and the Deferred Compensation Plan, and agrees to be bound by all the terms and provisions hereof and thereof (as presently in effect or hereafter amended), and by all decisions and determinations of the Board or Committee under the Plan and the Deferred Compensation Plan.

3.	Restrictions on Restricted Stock Units.

(a) Nature of Restricted Stock Units; Vesting and Deferral of Settlement.   Each Restricted Stock Unit represents the right to receive one Share, which will be issued and delivered upon vesting in accordance with the vesting provisions specified in this Section 3, to the extent the Restricted Stock Units have not been forfeited, at the settlement date applicable under Section 5.  Restricted Stock Units are subject to a risk of forfeiture before they vest.  This Award differs from awards of “restricted stock,” in that such awards involve issuance of Shares at or shortly after grant, with such shares subject to forfeiture (i.e., such shares must be returned to the Company if forfeited) during any restricted period.  With respect to Restricted Stock Units, Executive has no voting rights or rights to actual dividends prior to the vesting of the Restricted Stock Units, but Executive is entitled to dividend equivalents in accordance with Section 4.

(b) Termination of Employment.

(i) Forfeiture.  Except as provided below, if Executive’s employment terminates and she thereafter is not an employee of the Company or any of its subsidiaries (a “Termination”), and such Termination is for any reason other than death, Disability, Termination by Executive for Good Reason, a Termination by the Company for reasons other than Cause, or a Qualifying Termination, the Restricted Stock Units that have not vested before such Termination shall be forfeited at the time of such Termination.  For purposes of this Agreement, “Cause,” “Good Reason,” “Disability” and “Qualifying Termination” shall have the meanings ascribed to such terms in the Employment Agreement.  Accordingly, except as provided below, Executive’s voluntary Termination (other than due to Disability or for Good Reason) or Termination by the Company for Cause will result in all Restricted Stock Units that have not vested at or before such Termination being immediately forfeited.

(c) Vesting Schedule.  Unless the Restricted Stock Units vests earlier under Section 3(d) below, the Restricted Stock Units shall vest in accordance with the following schedule, subject to Executive’s continued employment with the Company or a subsidiary through the relevant Vesting Date:

Vesting Date	Restricted Stock Units Vesting

April 1, 2011	1/3
April 1, 2012	1/3
April 1, 2013	1/3

The vesting of the Restricted Stock Units is cumulative, but shall not exceed 100%.

(d) Vesting Acceleration.  Vesting shall be accelerated as follows:

(i) In the event of a Termination due to death, Disability or a Qualifying Termination, the Restricted Stock Units that have not previously vested shall become immediately vested on the date of Termination.

(ii) In the event of a Termination by Executive for Good Reason, or Termination by the Company for reasons other than Cause, the portion of the Restricted Stock Units that would have vested if Executive had continued in employment with the Company for an additional two years following the date of Termination shall become immediately vested on the date of Termination.

(iii) In the event of a Change of Control (as defined in the Employment Agreement) at a time when Executive is employed by the Company or any of its subsidiaries, if the acquiring company does not convert Executive’s outstanding Restricted Stock Units to restricted stock units for stock of the acquiring company (or the parent of the acquiring company, if the acquirer is a subsidiary) that have the same economic value, vesting provisions and other terms as Executive’s outstanding Restricted Stock Units, the Restricted Stock Units shall become fully vested immediately prior to the occurrence of the Change of Control.

(iv) If, upon a Change of Control, the acquiring company does convert the Executive’s outstanding Restricted Stock Units into restricted stock units for stock of the acquiring company (or the parent of the acquiring company, if the acquirer is a subsidiary) that have the same economic value, vesting provisions and other terms as the Executive’s outstanding Restricted Stock Units, the portion of the Restricted Stock Units that would have vested over the two-year period following such Change in Control shall become fully vested immediately prior to the occurrence of the Change in Control, and the remaining vesting schedule shall be accelerated by two years.

(v) Notwithstanding anything in this Agreement to the contrary, the vesting of the Restricted Stock Units shall not be less favorable to Executive than the vesting specified for stock awards under the Employment Agreement.

(e) Nontransferability.  Restricted Stock Units and all related rights hereunder shall not be transferable or assignable by Executive other than by will or the laws of descent and distribution, and may not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, lien, or similar process.

4.	Executive’s Account, Dividend Equivalents and Adjustments.

(a) Account.  Restricted Stock Units are bookkeeping units, and do not constitute ownership of Shares or any other equity security.  The Company shall maintain a bookkeeping account for Executive (the “Account”) reflecting the number of Restricted Stock Units then credited to Executive hereunder as a result of this grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Executive pursuant to payments equivalent to dividends paid on Shares under Section 4(b) (“Dividend Equivalents”).

(b) Dividend Equivalents.  Dividend Equivalents shall be credited in accordance with the provisions of the Deferred Compensation Plan and the methodology specified by the Company for crediting dividend equivalents on Share units in effect from time to time thereunder.  It is understood that the intention hereunder is that Dividend Equivalents be credited in a manner that provides an economic benefit to Executive equivalent to dividends on Shares without undue administrative burdens on the Company.  All Dividend Equivalents deemed reinvested in additional Restricted Stock Units shall be subject to the same risk of forfeiture, vesting provisions, and other restrictions and terms as apply to the original Restricted Stock Units.  Executive shall not be entitled to receive actual dividends in respect of Restricted Stock Units prior to the issuance of Shares in settlement thereof.

(c) Adjustments.  The number of Restricted Stock Units credited to Executive’s Account shall be adjusted by the Committee, in accordance with Section 10(c) of the Plan, in order to preserve, without enlarging Executive’s rights with respect to, such Restricted Stock Units.  Any such adjustment shall take into account any crediting of Restricted Stock Units or cash to the Executive under Section 4(b) in connection with such transaction or event.

5.	Settlement.

(a) Time of Settlement.  Settlement of Restricted Stock Units shall occur at the later of the applicable Vesting Date or the applicable date specified for payment in accordance with the Restricted Stock Units Election that was filed by Executive under the Deferred Compensation Plan on or before December 31 of the year prior to the Grant Date.  The Company shall settle the Restricted Stock Units by making delivery of Shares in such manner as may be specified under the Deferred Compensation Plan; provided, however, that if permitted under the Deferred Compensation Plan, the Company may make delivery of Shares in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Executive, registered in the name of the Executive (and any joint name, if so directed by the Executive), or by depositing such Shares into a stock brokerage account maintained for the Executive (or of which the Executive is a joint owner, with the consent of the Executive).  If the Company determines to settle Restricted Stock Units by making a deposit of Shares into such an account, the Company may settle any fractional Restricted Stock Unit by means of such deposit.  In other circumstances or if so determined by the Company, the Company shall instead pay cash in lieu of fractional Shares, on such basis as the Committee or the Board may determine.  In no event will the Company issue fractional Shares.

(b) Effect of Settlement.  Upon settlement of the Restricted Stock Units, all obligations of the Company in respect of such Restricted Stock Units shall be terminated.

(c) Section 409A.  Other provisions of this Agreement notwithstanding, in order to comply with Section 409A of the Internal Revenue Code (the “Code”), (i) if the timing of any settlement hereunder would result in a distribution of Shares to Executive at a time when Executive is a “Specified Employee” under Code Section 409A and precluded under Code Section 409A from then receiving the distribution, such settlement shall be delayed in accordance with Section 7.2(c) of the Deferred Compensation Plan (but without any effect on the timing of any settlement that otherwise would occur six months or more after Executive’s separation from service within the meaning of Code Section 409A); (ii) any distribution in settlement of the Restricted Stock Units that is triggered by a termination of employment hereunder will occur only at such time as Executive has had a “separation from service” for purposes of Code Section 409A, regardless of whether any other event might be viewed as a termination of employment by the Company for any other purpose; (iii) the Company shall have no power or authority to accelerate the distribution and settlement of the Restricted Stock Units except to the extent such acceleration is permitted under Code Section 409A; (iv) all other requirements of Code Section 409A and regulations thereunder shall apply to the extent necessary so that the Executive is not subject to constructive receipt of income under Code Section 409A prior to the actual distribution of Restricted Stock Units hereunder or to tax penalties under Code Section 409A; and (v) other restrictions and limitations under the Deferred Compensation Plan with respect to distributions apply to the Restricted Stock Units subject to Code Section 409A.

6.	Tax Withholding.

The Company will withhold from the number of Shares to be delivered upon settlement a number of whole Shares which has a Fair Market Value equal to the minimum federal, state and local tax withholding obligations relating to such settlement.  The Shares withheld will be valued at the Fair Market Value determined in accordance with procedures for valuing Shares as determined by the Committee and otherwise in effect at the time of settlement, including under the Deferred Compensation Plan.

7.	Miscellaneous.

This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units granted hereby, and supersedes any prior agreements or documents with respect to such Restricted Stock Units.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially and adversely affect the rights of Executive with respect to the Restricted Stock Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Executive.

By accepting this grant of Restricted Stock Units, Executive agrees to the terms of this Agreement and agrees to be bound by all the terms and provisions of the Agreement, the Plan (as presently in effect or hereafter amended) and the Deferred Compensation Plan, and by all decisions and determinations of the Committee and the Board.

CHARMING SHOPPES, INC.

BY: ______________________
(Authorized Officer)

EXECUTIVE:

BY: ______________________
Dorrit J. Bern